Exhibit 4.6 - The Cookson Group Long-Term Incentive Plan 2004—

Scheme Rules

THE COOKSON GROUP LONG-TERM

INCENTIVE PLAN

2004

RULES OF THE COOKSON GROUP LONG-TERM INCENTIVE PLAN 2004

1.	DEFINITIONS AND INTERPRETATION

1.1	In these Rules, unless the context otherwise requires:-

“Allocated Shares” means the number of shares in the Company subject to an Allocation;

“Allocation” means a conditional promise to provide shares in the Company for no payment pursuant to the Plan;

“Award” means a Performance Share Award or a Matching Share Award, in each case structured as an Allocation or an Option (or, if the Remuneration Committee so decides, structured as an Award of Forfeitable Shares pursuant to Schedule 2);

“Award Date” in relation to an Award means the date on which the Award was made;

“Bonus” means a cash bonus or other cash incentive for which an Eligible Employee may be eligible in respect of a Financial Year;

“the Company” means Cookson Group plc (registered in England No. 251977);

“EBT” means the Cookson Group plc Employee Share Ownership Trust or any other employees’ benefit trust established by the Company;

“Eligible Employee” means any employee or director of a Participating Company save those employees or directors who are within 6 months of their anticipated retirement date;

“Financial Year” means a financial year of the Company within the meaning of section 742 of the Companies Act 1985;

“Option” means a right to acquire shares in the Company pursuant to the Plan;

“Participant” means a person who holds an Award granted under the Plan;

“ParticipatingCompany” means the Company or any Subsidiary;

“Performance Period” in relation to an Award means the three consecutive Financial Years of which the first is the Financial Year in which the Award Date falls;

“the Plan” means The Cookson Group Long-Term Incentive Plan 2004 as herein set out but subject to any alterations or additions made under Rule 10 below;

“Remuneration Committee” means the remuneration committee of the board of directors of the Company or any committee appointed by the remuneration committee;

“Subsidiary” means a body corporate which is a subsidiary of the Company within the meaning of section 736 of the Companies Act l985;

“the Trustees” means the trustee or trustees for the time being of the EBT;

“UK Listing Authority” means the Financial Services Authority acting in its capacity as the competent authority for the purposes of Part VI of the Financial Services and Markets Act 2000.

1.2	Any reference in the Plan to any enactment includes a reference to that enactment as from time to time modified extended or re-enacted.

2.	PERFORMANCE SHARE AWARDS

2.1	Grant of Awards

The Remuneration Committee may, in its absolute discretion, select an Eligible Employee to receive an Award (a “Performance Share Award”) upon the terms set out in the Plan and upon such other terms as the Remuneration Committee may specify.

2.2	Number of shares subject to Awards

The number of shares subject to a Performance Share Award granted to an Eligible Employee in any Financial Year shall not exceed such number of shares as has a market value equal to 100 per cent of his salary.

For the purposes of this Rule 2.2:

2.2.1	the market value of the shares in respect of which a Performance Share Award is granted shall, at a time when shares in the Company are listed in the London Stock Exchange Daily Official List, be taken to be the middle-market quotation of such shares (as derived from that List) on the dealing day last preceding the Award Date or the average middle-market quotation of such shares on the five dealing days preceding the Award Date as the Remuneration Committee shall decide;

2.2.2	an Eligible Employee’s salary shall be taken to be his basic salary (excluding benefits in kind), expressed as an annual rate, payable by the relevant Participating Company to him as at the Award Date. Where a payment of salary is made in a currency other than sterling, the payment shall be treated as equal to the equivalent amount of sterling ascertained by using such rate of exchange as the Remuneration Committee may reasonably select (including an average rate of exchange for such period as the Remuneration Committee may reasonably select).

3.	BONUS INVESTMENT SHARES

3.1	The Remuneration Committee may, in its absolute discretion, invite an Eligible Employee who receives a Bonus to acquire shares (“Bonus Investment Shares”) in the Company with all or part of his Bonus (after tax and other required withholdings have been deducted) subject to such maximum amount as the Remuneration Committee may determine.

3.2	A Participant who acquires Bonus Investment Shares in accordance with Rule 3.1 will be the beneficial owner of those shares and will not be required to forfeit them in any circumstances under the Plan.

4.	MATCHING SHARE AWARDS

4.1	Grant of Awards

The Remuneration Committee shall grant an Award (a “Matching Share Award”) to each Participant in respect of the Bonus Investment Shares acquired under Rule 3.1, on the terms set out in the Plan and upon such other terms as the Remuneration Committee may specify.

4.2	Number of shares subject to Awards

Subject to Rule 4.3 below, the maximum number of shares subject to a Matching Share Award shall be equal to 225 per cent of the number of Bonus Investment Shares that the Participant could have acquired if he had invested all or that part of his Bonus on a pre-tax basis based on the price at which the Participant acquired his Bonus Investment Shares.

4.3	Forfeiture of shares

If the Participant sells or otherwise disposes of any of the Bonus Investment Shares to which the Matching Share Award relates, the number of shares subject to the Matching Share Award shall be decreased in proportion to the number of Bonus Investment Shares sold or otherwise disposed of.

5.	GRANT OF AWARDS

5.1	Procedure

Awards will be granted:

5.1.1	upon the terms set out in the Plan and upon such other terms as the Company may specify;

5.1.2	in the form of either an Allocation or an Option as determined by the Remuneration Committee on the Award Date (or, if the Remuneration Committee so decides on the Award Date, structured as an Award of Forfeitable Shares pursuant to Schedule 2); and

5.1.3	on such date as may be selected by the Remuneration Committee which shall be:

(a)	within the period of 6 weeks following the adoption of the Plan;

(b)	within the period of 6 weeks beginning with the dealing day next following the date on which the Company announces its annual results;

(c)	at any other time when the circumstances are considered by the Remuneration Committee to be sufficiently exceptional to justify the grant thereof including, but not limited to, circumstances where the grant of Awards was restricted under the Model Code provisions of the Listing Rules during any of the periods mentioned in Rules 5.1.3 and 5.1.4 above; and

(d)	within the period of 10 years beginning with the date on which the Plan is established.

5.2	Shares used to satisfy Awards

At the time the Remuneration Committee grants an Award, it will decide whether the Award is:

5.2.1	an Award which may be satisfied only by the issue of new shares; or

5.2.2	an Award which may be satisfied only by the transfer of shares (including the transfer of treasury shares as permitted by the Companies Act 1985).

The Remuneration Committee may decide to change the way in which an Award is satisfied after it has been granted, having regard to the provisions of Rules 6.3 to 6.5 inclusive.

5.3	Consideration for grant

There shall be no monetary consideration for the grant of any Award, and accordingly it shall be granted by deed.

5.4	No payment under Awards

The price payable by the Participant on the acquisition of shares pursuant to the exercise of an Option or on the issue or transfer of Allocated Shares shall be nil.

5.5	Approvals and consents

The grant of any Award under the Plan shall be subject to obtaining any approval or consent required under the provisions of the document “The Listing Rules” published by The UK Listing Authority, or The City Code on Take-overs and Mergers, or of any regulation or enactment.

5.6	Non-transferability and bankruptcy

An Award shall not be capable of being transferred by any Participant except to his personal representatives. An Award shall lapse if the Participant purports to transfer his interest in an Award or if he is adjudged bankrupt.

6.	ISSUE OF SHARES TO TRUSTEES AND PLAN LIMITS

6.1	Acquisition of shares by Trustees

Subject to Rules 6.3 to 6.6 below, the Company may:

6.1.1	grant to the Trustees an option to subscribe for shares in the Company or to acquire treasury shares; or

6.1.2	issue shares in the Company to the Trustees.

6.2	Price payable by trustees for shares

The price at which shares may be acquired by the Trustees under Rule 6.1 shall be determined by the Remuneration Committee before the grant of the relevant option or, in the case of shares issued otherwise than in pursuance of an option, before the issue thereof.

6.3	5 per cent in 10 year limit

No Awards shall be granted, or shares issued otherwise than pursuant to an Award, under the Plan in any year which would, at the time of the grant or issue, cause the number of shares in the Company which shall have been or may be issued in pursuance of awards or options granted in the period of 10 calendar years ending with that year, or shall have been issued in that period otherwise than in pursuance of awards or options, under the Plan or under any executive share scheme adopted by the Company to exceed such number as represents 5 per cent of the ordinary share capital of the Company in issue at that time.

6.4	10 per cent in 10 year limit

No Awards shall be granted, or shares issued otherwise than pursuant to an Award, under the Plan in any year which would, at the time of the grant or issue, cause the number of shares in the Company which shall have been or may be issued in pursuance of awards or options granted in the period of 10 calendar years ending with that year, or shall have been issued in that period otherwise than in pursuance of awards or options, under the Plan or under any other employees’ share scheme adopted by the Company to exceed such number as represents 10 per cent of the ordinary share capital of the Company in issue at that time.

6.5	Limits: Treasury Shares

Any treasury shares held by the Company which are transferred to Participants in satisfaction of Awards shall be treated as issued for the purposes of Rules 6.3 and 6.4 above.

6.6	Limits: release or lapse of Awards

Where any Award relating to unissued shares or treasury shares is released or lapses (or the Remuneration Committee makes arrangements for it to be satisfied by the transfer of existing shares other than shares transferred out of treasury), the shares concerned will be ignored when calculating the limits in Rules 6.3 and 6.4.

7.	VESTING OF AWARDS, EXERCISE OF OPTIONS AND TRANSFER OF ALLOCATED SHARES

7.1	Manner of exercise

The exercise of any Option and the issue or transfer of any Allocated Shares shall be effected in such form and manner as the Remuneration Committee may from time to time prescribe.

7.2	Exercise conditions

Subject to Rules 7.3, 7.4 and 8 below:

7.2.1	an Option may not be exercised before the third anniversary of the Award Date;

7.2.2	in the case of an Allocation, Allocated Shares shall be issued or transferred as soon as reasonably practicable after the third anniversary of the Award Date;

7.2.3	the number of shares subject to an Option or an Allocation that may be issued or transferred to a Participant following the third anniversary of the Award Date shall be determined by the extent to which the conditions in Schedule 1 are satisfied;

7.2.4	where an Option becomes exercisable to any extent under Rule 7.4 below, it may (and must, if at all) be exercised during the period of six months following the date on which it becomes so exercisable and shall then automatically lapse to the extent unexercised during that period.

7.3	Cessation of employment: Resignation and dismissal

If a Participant ceases to be a director or employee of a Participating Company by reason of his voluntary resignation (as determined by the Remuneration Committee) or summary dismissal, then Allocated Shares cannot be issued or transferred, an Option cannot thereafter be exercised and (for the avoidance of doubt) all Awards shall lapse immediately on the date that the Participant voluntarily resigns or is summarily dismissed.

7.4	Cessation of employment: Remuneration Committee discretion

If the Participant ceases to be a director or employee of a Participating Company for any reason other than those mentioned in Rule 7.3 above, then Allocated Shares cannot thereafter be issued or transferred, an Option cannot thereafter be exercised and (for the avoidance of doubt) all Awards shall lapse immediately on the Participant’s ceasing employment, unless the Remuneration Committee decides otherwise. If the Remuneration Committee permits the issue or transfer of Allocated Shares or the exercise of an Option, it shall determine whether Allocated Shares shall be issued or transferred or an Option exercised:

7.4.1	in accordance with Rule 7.2 to the extent that the conditions set out in Schedule 1 are either already satisfied or are subsequently satisfied (in each case at the end of the Performance Period) provided that the Remuneration Committee may decide that the number of shares which may be issued or transferred to a Participant shall be reduced pro rata to reflect any unexpired part of the Performance Period as at the time of the Participant’s so ceasing; or

7.4.2

before the third anniversary of the Award Date, to the extent that the conditions set out in Schedule 1 have been met (where applicable, on the basis of a reduced Performance Period) as at the time of the Participant’s so ceasing provided that the number of shares which may be issued or transferred to a Participant shall be reduced pro rata to reflect any unexpired part of the Performance Period as at the time of the Participant’s so ceasing unless the Remuneration Committee decides otherwise.

7.5	Effect of dealing rules

If the Company’s staff dealing rules (or any other regulation or enactment) prohibit dealing in shares in the Company at any particular time, transfer or exercise cannot take place during such prohibited time.

7.6	Meaning of ceasing employment

A Participant shall not be treated for the purposes of Rules 7.3 and 7.4 above as ceasing to be a director or employee of a Participating Company until such time as he is no longer a director or employee of any of the Participating Companies, and a female Participant who ceases to be such a director or employee by reason of pregnancy or confinement and who exercises her right to return to work under any applicable legislation shall be treated for those purposes as not having ceased to be such a director or employee.

7.7	Allotment and transfer timetable

Subject to Rules 7.9 and 7.10 below, within 30 days after an Option under the Plan has been exercised by any person or Allocated Shares have vested, the Company shall allot to him or procure the transfer to him (or his nominee) of the number of shares in respect of which the Option has been exercised or have vested under the Allocation.

7.8	Long stop date for exercise and vesting

Notwithstanding any provision of this Plan, an Option may not be exercised or Allocated Shares vest after the expiration of the period of 10 years (or such shorter period as the Remuneration Committee may have determined before the grant of an Award) beginning with the Award Date.

7.9	Approvals and consents

The transfer or issue of any shares under the Plan or the issue of any shares to the Trustees shall be subject to obtaining any such approval or consent as is mentioned in Rule 5.5.

7.10	Restrictions on exercise or vesting: regulatory issues and tax liabilities

An Option may not be exercised or Allocated Shares issued or transferred unless:

7.10.1	the Remuneration Committee considers that the issue or transfer of shares pursuant to an Award would be lawful in all relevant jurisdictions; and

7.10.2

in a case where, if the Option were exercised or Allocated Shares were issued or transferred, a Participating Company would be obliged to (or would suffer a disadvantage if it were not to) account for any tax or social security contributions (in any jurisdiction) for which the person in question would be liable by virtue of the exercise of the Option or the issue or transfer of Allocated Shares or that would be recoverable from that person (together, the “Tax Liability”), that person has either:

(a)	made a payment to the Participating Company of an amount at least equal to the Company’s estimate of the Tax Liability; or

(b)	entered into arrangements acceptable to that or another Participating Company to secure that such a payment is made (whether by authorising the sale of some or all of the shares on his behalf and the payment to the Participating Company of the relevant amount out of the proceeds of sale or otherwise).

8.	TAKEOVER, RECONSTRUCTION AND WINDING-UP

8.1	General offers

Subject to the earlier lapse of Awards under Rules 7.3, 7.4 and 7.8, if any person obtains control of the Company (within the meaning of section 719 of the Income Tax (Earnings and Pensions) Act 2003) as a result of making a general offer to acquire shares in the Company, or having obtained such control makes such an offer, then, subject to Rule 8.4, Allocated Shares may be issued or transferred to Participants and Options may be exercised within such period as the Remuneration Committee may permit (following which the Awards shall lapse) to the extent that the conditions set out in Schedule 1 have been met as at that time (where applicable, on the basis of a reduced Performance Period), provided that the number of shares which may be issued or transferred to a Participant shall be reduced pro rata to reflect any unexpired part of the Performance Period unless the Remuneration Committee decides otherwise.

8.2	General offers: concert parties

For the purposes of Rule 8.1, a person shall be deemed to have obtained control of the Company if he and others acting in concert with him have together obtained control of it.

8.3	Compulsory acquisition, schemes of arrangement and winding-up

Subject to the earlier lapse of Awards under Rules 7.3, 7.4 and 7.8, if any person becomes bound or entitled to acquire shares in the Company under sections 428 to 430F of the Companies Act 1985, or if under section 425 of that Act the Court sanctions a compromise or arrangement proposed for the purposes of or in connection with a Plan for the reconstruction of the Company or its amalgamation with any other company or companies, or if the Company passes a resolution for voluntary winding up, or if an order is made for the compulsory winding up of the Company, then, subject to Rule 8.4, Allocated Shares may be issued or transferred to Participants and Options may be exercised within such period as the Remuneration Committee may permit (following which Awards shall lapse) to the extent that the conditions set out in Schedule 1 have been met as at that time (where applicable, on the basis of a reduced Performance Period), provided that the number of shares which may be issued or transferred to a Participant may be reduced pro rata to reflect any unexpired part of the Performance Period unless the Remuneration Committee decides otherwise.

8.4	Internal reorganisations

If:

8.4.1	an offer (as referred to in Rule 8.1) is made or a compromise or arrangement (as referred to in Rule 8.3) is proposed which, if accepted or approved by the Court (as the case may be), will result in the Company being controlled by a new company;

8.4.2	at least 75% of the shares in the new company will be held by persons who immediately before the offer or proposal was made were shareholders in the Company; and

8.4.3	before Awards vest under Rule 8.1 or 8.3, an offer is made to Participants to release their Awards in consideration of the grant of equivalent new Awards the old Awards shall not vest under Rule 8.1 or 8.3 and, if the offer to release the old Awards in consideration for the grant of new Awards is not accepted by the Participant in respect of any old Award, that old Award shall lapse on the expiry of that period.

8.5	Meaning of Remuneration Committee

For the purposes of Rule 8, Remuneration Committee means the Remuneration Committee as constituted immediately prior to a change of control.

9.	VARIATION OF CAPITAL

9.1	General rule on adjustment of Awards

Subject to Rule 9.3 below, in the event of any increase or variation of the share capital of the Company or a demerger, special dividend or other similar event (whenever effected), the Remuneration Committee may make such adjustments as it considers appropriate under Rule 9.2 below.

9.2	Method of adjustment

An adjustment made under this rule shall be to one or more of the following:-

9.2.1	the number of shares in respect of which any Option may be exercised;

9.2.2	where any such Option has been exercised but no shares have been transferred pursuant to such exercise, the number of shares which may be so transferred; and

9.2.3	the number of Allocated Shares.

9.3	Notification of adjustment

As soon as reasonably practicable after making any adjustment under Rule 9.2 above, the Remuneration Committee shall give notice in writing thereof to any Participant affected thereby.

10.	ALTERATIONS

10.1	General rule on alterations

Subject to Rules 10.2 and 10.3 below, the Remuneration Committee may at any time alter or add to all or any of the provisions of the Plan or alter or add to the terms of any Award granted under it, in any respect.

10.2	Alterations to disadvantage of Participants

No alteration or addition to the disadvantage of any Participant shall be made under Rule 10.1 above unless:

10.2.1	the Company shall have invited every such Participant to give an indication as to whether or not he approves the alteration or addition, and

10.2.2	the alteration or addition is approved by a majority of those Participants who have given such an indication.

10.3	Shareholder approval

Subject to Rule 10.4 below, no alteration to the advantage of Participants shall be made under Rule 10.1 to Rules 2, 3.1, 4, 5.1.3 to 5.1.6 inclusive, 6.3 to 6.5 inclusive, 7.2 to 7.4 inclusive, 7.8, 8.1 to 8.4 inclusive, 9.1 and 9.2 above without the prior approval by ordinary resolution of the members of the Company in general meeting.

10.4	Exceptions to shareholder approval

Rule 10.3 above shall not apply:-

10.4.1	to any minor alteration to benefit the administration of the Plan, to take account of a change in legislation or to obtain or maintain favourable tax, exchange control or regulatory treatment for Participants or any Participating Company; or

10.4.2	to any alteration solely relating to a performance condition.

10.5	Alterations to the performance condition

No alteration which solely relates to the performance condition shall be made under Rule 10.1 unless:

10.5.1	an event of a technical nature has occurred which causes the Remuneration Committee reasonably to consider that the performance condition would not, without the alteration, in the opinion of the Remuneration Committee, achieve its original purpose;

10.5.2	the altered performance condition is at least as difficult to satisfy; and

10.5.3	the Remuneration Committee shall act fairly and reasonably in making the alteration.

10.6	Notification of alterations

As soon as reasonably practicable after making any alteration or addition under Rule 10.1 above, the Company shall give notice in writing thereof to any Participant affected thereby.

11.	MISCELLANEOUS

11.1	Employment

The rights and obligations of any individual under the terms of his office or employment with any Participating Company shall not be affected by his participation in the Plan or any right which he may have to participate therein, and an individual who participates therein shall waive any and all rights to compensation or damages in consequence of the termination of his office or employment for any reason whatsoever insofar as those rights arise or may arise from his ceasing to have rights under any Award or ceasing to be entitled to exercise any Option or to be transferred Allocated Shares under the Plan as a result of such termination.

11.2	Disputes

In the event of any dispute or disagreement as to the interpretation of the Plan, or as to any question or right arising from or related to the Plan, the decision of the Remuneration Committee shall be final and binding upon all persons.

11.3	Financial Assistance

The Company and any Subsidiary may provide money to the trustees of any trust or any other person to enable them or him to acquire shares to be held for the purposes of the Plan, or enter into any guarantee or indemnity for those purposes, to the extent permitted by section 153(4) of the Companies Act 1985 and, where applicable, section 154 of that Act.

11.4	Overseas Participants

Where an Award is granted under the Plan to a person who is not chargeable to tax under section 15 or 21 of the Income Tax (Earnings and Pensions) Act 2003 in respect of the office or employment by virtue of which it is granted to him, the provisions of the Plan shall apply thereto subject to such alterations or additions as the Company shall before the grant thereof have determined having regard to any securities, exchange control or taxation laws or regulations or similar factors which may have application to him or to any Participating Company in relation to the Award.

11.5	Notices

Any notice or other communication under or in connection with the Plan may be given either:

11.5.1

by personal delivery or by sending the same by post, in the case of a company to its registered office, and in the case of an individual to his last known address, or, where he is a director or employee of a Participating Company, either to his last known address or to the address of the place of business at which he performs the whole or substantially the whole of the duties of his office or employment; or

11.5.2	in an electronic communication to an address for the time being notified for that purpose to the person giving the notice.

11.6	Payment of employer’s social security

The Remuneration Committee may make such arrangements prior to the grant of an Award as it sees fit to fund the payment of any social security contributions that may arise for any Participating Company in connection with the Award. The arrangements may include (without limitation) a Participating Company providing money to the Trustees to enable them to purchase existing shares in the Company to hedge the social security cost or the Participant being required, as a condition of the grant of the Award, to agree to reimburse the Participating Company for such social security contributions.

11.7	Governing law

The Rules of the Plan shall be governed by and construed in accordance with the law of England and any dispute relating to the Plan shall be adjudicated by the English courts.

SCHEDULE 1

PERFORMANCE CONDITIONS

1.	Introduction and underlying performance test

The shares subject to an Award may only be issued or transferred to the extent that the conditions specified in paragraph 3 below are satisfied.

When the Remuneration Committee has determined the extent to which the conditions specified in paragraph 3 below are satisfied in accordance with this Schedule, the shares calculated under paragraph 3 below will vest immediately provided that the Remuneration Committee is satisfied that the Company’s underlying financial performance over the Performance Period justifies the vesting of those shares.

2.	Definitions

All the words and expressions defined in the rules of the Plan shall bear the same meaning when used in this Performance Condition. In this Performance Condition, the following words and expressions shall have the following meanings:

“Comparator Group”	subject to paragraph 4.3 below, the companies listed in the FTSE Mid 250 Index excluding investment trusts (or such other group of companies as the Remuneration Committee may determine)[1] as at the beginning of the Performance Period and “member of the Comparator Group” shall be construed accordingly;

“Net Return Index”	the index that reflects movements in share price over a period and dividends reinvested on a net basis (without any associated tax credit) in shares on the ex-dividend date;

“Total Shareholder Return”	the increase in the Net Return Index for a company as calculated by Datastream over the Performance Period calculated as follows:

TSR2 minus TSR1
TSR1
where:

TSR1 is its average Net Return Index over each weekday (excluding Saturdays and Sundays) during the three month period ending on the weekday immediately before the beginning of the Financial Year in which the Award Date falls;

1	If the Remuneration Committee wishes to change materially the group of companies constituting the Comparator Group, it shall consider consulting with investors about this amendment.

TSR2 is its average Net Return Index over each weekday (excluding Saturdays and Sundays) during the three month period ending on the final weekday of the Performance Period.

3.	Limitations on Exercise or Vesting of an Award

The performance condition (the “Performance Condition”) referred to in this Schedule is that the Award shall only be capable of being exercised or vesting if the Company’s Total Shareholder Return shall have been such as would place it on the last day of the Performance Period at least at the median of the constituents of the Comparator Group ranked in descending order by Total Shareholder Return for the Performance Period as determined by the Remuneration Committee in accordance with paragraph 4 below, in which case the Award shall become exercisable or vest as follows:

Matching Share Awards

Position at which the Company is ranked	(1) Matching ratio compared to pre-tax invested Bonus	(2) % of Matching Share Award exercisable or vesting
Upper quintile and above	2.25:1	100%
Between median and upper quintile	Pro rata between 0.5:1 and 2.25:1	Pro rata between 22.2% and 100%
Median	0.5:1	22.2%
Below median	0	0%

Note: In a case where the maximum matching ratio is less than 2.25:1, the extent to which a Matching Share Award shall become exercisable or vest is determined using only column (2) above.

Performance Share Awards

Position at which the Company is ranked	% of Performance Share Award exercisable or vesting
Upper quintile and above	100%
Between median and upper quintile	Pro rata between 25% and 100%
Median	25%
Below median	0%

3.1	If the Performance Condition is not satisfied in full at the end of the Performance Period, any portion of the Award that has not become exercisable as a consequence of the Performance Condition not being met in full shall forthwith lapse.

3.2	For these purposes a smaller negative figure for Total Shareholder Return shall rank higher than a larger negative figure for Total Shareholder Return.

3.3	Any fraction of a Share arrived at by applying the Performance Condition shall be ignored.

3.4	If an Award is exchanged for a new Award pursuant to Rule 8.4 of the Plan, the new Award shall be granted with a comparable performance condition to the Performance Condition but with the Award Date (for the purposes of that condition) being regarded as the Award Date of the original Award.

4.	Calculation of Total Shareholder Return

4.1	As soon as practicable following the end of the Performance Period, the Remuneration Committee shall calculate the Company’s Total Shareholder Return for the Performance Period for each member of the Comparator Group, rank the members of the Comparator Group by Total Shareholder Return, identify the company ranked median and upper quintile and compare the Company’s Total Shareholder Return to the Total Shareholder Returns of the companies with these rankings. The Remuneration Committee shall, having completed such calculation, inform the Participant of the extent to which (if at all) the Performance Condition has been satisfied. Such determination shall be final and binding.

4.2	In accordance with Rule 10 of the Plan, the Remuneration Committee reserves the power to amend the Performance Condition as it considers appropriate.

4.3	If any member of the Comparator Group ceases to exist, its shares cease to be listed in the Official List of the London Stock Exchange (or overseas equivalent), or otherwise is so changed as to make it, in the opinion of the Remuneration Committee, unsuitable as a member of the Comparator Group, the Remuneration Committee may in its absolute discretion: (a) retain such company in the Comparator Group; (b) exclude that company; (c) in the event of a takeover, replace that company with the acquiring company; (d) include a substitute for that company when calculating the Total Shareholder Return for any member of the Comparator Group for the Performance Period; or (e) track the future performance of that company by reference to an index. The Remuneration Committee shall notify the Participant as soon as reasonably practicable of any change in the Comparator Group.

4.4	The calculations of the Remuneration Committee shall not be open to question and in the absence of fraud the Remuneration Committee shall be under no liability to any person by reason thereof or of anything done or omitted by them for the purposes thereof or in connection therewith.

5.	Curtailment of Performance Period

5.1	If an event as described in Rule 8 of the Plan occurs, the Performance Period shall end on the date of that event, and the Remuneration Committee, as constituted immediately before that event, shall determine the extent to which the Performance Condition has been met.

5.2	If the Participant ceases to be a director or employee of all Participating Companies, then to the extent that an Option is capable of exercise or Allocated Shares are to be issued or transferred pursuant to Rule 7.4 prior to the end of the original Performance Period, the Performance Period shall end on the 31 March, 30 June, 30 September or 31 December immediately preceding the date of cessation of office or employment, unless determined otherwise by the Remuneration Committee, and TSR2 in the formula stated in paragraph 2 above shall be the average Net Return Index over the three months ending on the expiry of the Performance Period.

SCHEDULE 2

RESTRICTED SHARES

All the words and expressions defined in the rules of the Plan shall bear the same meaning when used in this Schedule.

1.	Awards granted to Participants may, if the Remuneration Committee so decides, take the form of an immediate award of shares in the Company subject to forfeiture where the conditions specified in the rules of the Plan are not met (“Forfeitable Shares”).

2.	Any reference in this Schedule 2 to the “Vesting” (or related expressions) of any Forfeitable Shares shall mean the date on which such shares cease to be forfeitable.

3.	It is a condition of any award of Forfeitable Shares that the Participant shall agree to waive all dividends on such Forfeitable Shares until the Award vests and may not transfer the Forfeitable Shares during this period. The Participant shall further agree not to exercise any voting rights, nor to exercise any shareholder rights in relation to an event falling within Rule 8, in relation to the Forfeitable Shares until the Award Vests.

4.	An Award of Forfeitable Shares shall Vest at the same time and to the same extent as shares subject to an Allocation would be issuable or transferable to a Participant. Similarly, an Award of Forfeitable Shares shall lapse at the same time and to the same extent as an Allocation.

5.	The Participant agrees that, unless the Remuneration Committee determines otherwise, the legal title to any Forfeitable Shares shall be held by a person nominated by the Remuneration Committee (the “Nominee”) until the Vesting of such Forfeitable Shares. The Participant further agrees that any restrictions attaching to the Forfeitable Shares as set out in this Schedule 2 shall similarly apply to the Nominee.

6.	Where an Award of Forfeitable Shares lapses to any extent, the Participant shall thereupon cease to have any beneficial interest in such forfeited shares.